Exhibit 10.1

Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054

January 31, 2008

Oliver Press Partners, LLC

152 West 57th Street

New York, NY 10019

Re:                             Letter Agreement

Ladies and Gentlemen:

This letter agreement confirms the understanding and agreement between Coherent, Inc., a Delaware corporation (the “Company”), on the one hand, and Oliver Press Partners, LLC, Oliver Press Investors, LLC, Augustus K. Oliver and Clifford Press (hereinafter collectively referred to as the “OPP Parties”), on the other hand, as follows:

1.                                       Board Matters.

(a)                                  The Company hereby confirms that the Board of Directors of the Company (the “Board”) has considered the nomination of Mr. Clifford Press (“Clifford Press”) as a candidate for election to the Board and has approved his nomination as a candidate for election to the Board at the next annual meeting of stockholders of the Company.  The Company shall include Clifford Press among its slate of candidates (the “Slate”) to be presented to the stockholders of the Company at the Company’s next annual meeting of stockholders, including any adjournment or postponement thereof (the “Next Annual Meeting”).  The Company shall include in its proxy statement for the Next Annual Meeting (the “Company Proxy Statement”) a recommendation of the Board that all stockholders of the Company vote their shares of Company stock “FOR” the election of all of the Company’s director candidates on the Slate, including Clifford Press.  In connection with the preparation of the Proxy Statement, Clifford Press shall provide the Company with all information the Company may reasonably require or reasonably request from him in order to enable the Company to comply with all applicable laws, rules and regulations, including all rules and regulations of the Securities and Exchange Commission (the “SEC”).  In furtherance thereof, Clifford Press hereby consents to being included on the Slate and being named in the Proxy Statement as a candidate for election as a director of the Company.  In the event that the Company shall not convene and hold the Next Annual Meeting on or before March 19, 2008, the Company (acting through the Board) shall take any and all corporate and other action necessary to increase the size of the Board by one seat and appoint Clifford Press to fill the vacancy so created by such increase no later than March 21, 2008.

(b)                                 Each of Clifford Press and the other OPP Parties hereby agree that, if at any time prior to the Next Annual Meeting, the OPP Parties cease to beneficially own, in the aggregate, at least 50% of the number of shares of the Company’s common stock set forth in the Schedule 13D filed by the OPP Parties with the SEC in respect of Company common stock on January 10, 2008 (the “Most Recent 13D”), the covenants and other obligations of the Company set forth in Section 1(a) hereof shall terminate and expire automatically and without any action on the part of the Company or any of the OPP Parties.  In clarification and not in limitation of the foregoing, if at any time prior to the Next Annual Meeting, the OPP Parties cease to beneficially own, in the aggregate, at least 50% of the number of shares of the Company’s common stock set forth in the Most Recent 13D, the Company may, in its sole and absolute election, among other things, (i) withdraw its nomination of Clifford Press as a candidate for election to the Board at the Next Annual Meeting, (ii) remove Clifford Press from the Slate by any means available, and/or (iii) recommend that Company stockholders vote against Clifford Press as a director of the Company at the Next Annual Meeting by any means available, including, without limitation, by marking available proxy cards for the Next Annual Meeting with a “WITHHOLD” or “ABSTAIN” notation in respect of the candidacy of Clifford Press.

(c)                                  Each of Clifford Press and the other OPP Parties hereby agree that, if at any time after the date of the Next Annual Meeting and Clifford Press’ election to the Board, the OPP Parties cease to beneficially own, in the aggregate, at least 50% of the number of shares of the Company’s common stock set forth in the Most Recent 13D, then Clifford Press shall promptly (and in any event within 2 business days) offer to resign from the Board and all committees of the Board of which he may be a member at such time by delivering a written resignation letter to the Board, which resignation will be effective only if (and when) such resignation is accepted by a duly authorized resolution of the Board within 30 days after the Board receives such resignation offer (it being understood and hereby agreed that Clifford Press shall recuse himself from any Board deliberations and determinations with respect to such resignation).

(d)                                 Each of Clifford Press and the other OPP Parties hereby agree that, if at any time after the date of the Next Annual Meeting and Clifford Press’ election to the Board, (i) (A) there is any judgment or ruling by a court of competent jurisdiction which contains a finding of fact or conclusion of law that Clifford Press has engaged in any negligent action in the performance of his service as a director or officer of a corporation or other business enterprise, any fraudulent conduct or any other actions which constitute a breach of fiduciary duty, or (B) Clifford Press admits in the course of settlement of any litigation or otherwise to engaging in any of the conduct described in the immediately preceding clauses (i)(A), and (ii) the Board shall thereafter request that Clifford Press resign from the Board, then Clifford Press shall promptly (and in any event within 2 business days) resign from the Board and all committees of the Board of which he may be a member at such time and the Company and OPP shall thereupon negotiate in good faith to identify a mutually agreeable designee of OPP to be appointed promptly to the Board to serve out the remainder of Clifford Press’ then effective term on the Board, provided that such designee executes a counterpart to this letter agreement pursuant to which he or she agrees to become bound by the terms and conditions set forth herein that apply to Clifford Press (whether in his individual capacity or as an OPP Party).  Upon appointment of such designee to the Board and the execution of a counterpart to this letter agreement by such designee in accordance with the preceding sentence, all references to “Clifford Press” herein shall, where the context requires, be deemed to refer to such designee.  Clifford Press hereby agrees that he shall promptly forward to the Company (pursuant to the notice provisions hereof) copies of any and all judgments, rulings or settlement documents arising out of any litigation or the settlement of any litigation to which this
Section 1(d) applies, subject to any confidentiality restrictions set forth in such judgments, rulings or settlement documents.

(e)                                  If Clifford Press is elected to the Board at the Next Annual Meeting, for so long as he is a member of the Board, Clifford Press hereby agrees that, subject to the terms of Section 2(c), he shall comply with the Company’s lawful policies and procedures applicable to members of the Board (as the same may be amended from time to time), including, without limitation, the Company’s “Corporate Governance Guidelines” and insider trading policy (a copy of which has been provided to Clifford Press), it being understood that such insider trading policies restrict Clifford Press’ communications with the other OPP Parties concerning material, non-public information with respect to the Company.

(f)                                    Clifford Press understands and hereby acknowledges that if he is elected to the Board at the Next Annual Meeting, he will owe fiduciary duties to the Company and its stockholders as a director of the Company as prescribed by applicable law, and he hereby agrees to discharge such fiduciary duties in good faith while he is a member of the Board.

(g)                                 In addition to and not in limitation of the provisions of Section 1(d), during the Standstill Period (as defined in Section 3), in the event that Clifford Press or his successor as provided in Section 1(d) shall no longer be able to serve as a director of the Company for any reason, the Company and OPP shall thereupon negotiate in good faith to identify a mutually agreeable designee of OPP to be appointed promptly to the Board to serve out the remainder of such individual’s then effective term on the Board, provided that any such designee executes a counterpart to this letter agreement pursuant to which he or she agrees to become bound by the terms and conditions set forth herein that apply to Clifford Press or his successor as provided in Section 1(d) (whether in his or her individual capacity or as an OPP Party).  Upon appointment of such designee to the Board and the execution of a counterpart to this letter agreement by such designee in accordance with the preceding sentence, all references to “Clifford Press” herein shall, where the context requires, be deemed to refer to such designee.

2.                                       Confidentiality.

(a)                                  For all purposes under this Agreement, the term “Confidential Information” shall mean and include any and all non-public information regarding the Company, including, without limitation, its business, operations, plans, strategies, financial condition, results of operations and prospects, and shall not include any information which is publicly disclosed by the Company or otherwise becomes part of the public domain through no action of any OPP Party.

(b)                                 Clifford Press hereby agrees that, subject to the provisions of this Section 2, (i) he shall keep confidential all Confidential Information and shall not disclose or reveal any such Confidential Information to any third party, including, for avoidance of doubt, the other OPP Parties; provided, however, that the foregoing shall not restrict the authority or right of Clifford Press to take any action that he in good faith believes, after consultation with his outside legal counsel and the Company’s outside legal counsel, he is required to take in order to fulfill his fiduciary duties to the Company and its stockholders under applicable law, (ii) he shall not use any such Confidential Information to publicly contest any action taken, or determination made, by the Board or any of its committees; provided, however, that the foregoing shall not restrict the authority or right of Clifford Press to take any action that he in good faith believes, after consultation with his outside legal counsel and the Company’s outside legal counsel, he is required to take in order to fulfill his fiduciary duties to the Company and its stockholders under applicable law, and (iii) he shall not take any action with respect to Confidential Information that is subject to the attorney-client privilege that would cause or result in the loss of such privilege under applicable law if and to the extent such privilege is available.

(c)                                  Notwithstanding the foregoing provisions of Section 1(e) (including anything to the contrary set forth in the Company’s “Corporate Governance Guidelines” and insider trading policy) and Section 2(a), Clifford Press may disclose to Gus Oliver any Confidential Information which involves consideration by the Board of strategic matters of the Company (such as significant uses of cash and budgetary processes), provided that such Confidential Information is not covered by or subject to attorney-client privilege and does not relate to ordinary course business matters of the Company.  Gus Oliver hereby agrees that, subject to the provisions of this Section 2, (i) he shall keep confidential all Confidential Information and shall not disclose or reveal any Confidential Information to any third party, (ii) he shall not use any such Confidential Information to publicly contest any action taken, or determination made, by the Board or any of its committees, and (iii) in the event that he obtains Confidential Information that is subject to the attorney-client privilege notwithstanding the restrictions set forth in the immediately preceding sentence, he shall not take any action with respect to such Confidential Information subject to the attorney-client privilege that would cause or result in the loss of such privilege under applicable law if and to the extent such privilege is available.

(d)                                 Notwithstanding the foregoing provisions of this Section 2, nothing in this letter agreement shall preclude the disclosure of any Confidential Information pursuant to a court order, governmental subpoena or other judicial process, subject to compliance with the provisions of this Section 2(d).  In the event that any OPP Party is required by any court order, governmental subpoena or other judicial process to disclose any Confidential Information, prior to making such disclosure and to the extent not prohibited by applicable law, such OPP Party shall notify the Company of such disclosure requirement and provide the Company with a list of all Confidential Information that such OPP Party intends to so disclose pursuant to such disclosure requirement (and, if applicable, the text of the disclosure language itself) and cooperate with the Company, at the Company’s expense, to the extent the Company may seek to limit such disclosure (including, if requested by the Company, by taking all reasonable steps (at the Company’s expense) to resist or avoid any such judicial or administrative proceeding referred to above).  If, in the absence of a protective order or the receipt of a waiver from the Company of the confidentiality provisions set forth in this Section 2, any OPP Party is legally required to disclose any Confidential Information pursuant to a court order, governmental subpoena or other judicial process, such OPP Party shall disclose only that portion of the Confidential Information which such OPP Party reasonably believes, after consultation with its outside counsel, is legally required to be disclosed and shall use such OPP Party’s reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

3.                                       Insider Trading.  Each of the OPP Parties hereby acknowledges that he or it is aware that the United States securities laws prohibit, among other things, any person who has obtained from the Company or any of its agents material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities.  Each of the OPP Parties hereby agrees to comply with such laws.

4.                                       Standstill Restrictions.  For a period beginning on the date hereof and continuing until (x) the first (1st) anniversary of the Next Annual Meeting if Clifford Press is elected to the Board at the Next Annual Meeting, or (y) the final adjournment of the Next Annual Meeting if Clifford Press is not elected to the Board at the Next Annual Meeting (such period, the “Standstill Period”), unless specifically invited in writing by the Board (acting pursuant to approval of at least a majority of the members of the Board) pursuant to a duly adopted resolution of the Board in advance, none of the OPP Parties, acting on his or its behalf or on behalf of other persons acting in concert with any of the OPP Parties, shall in any manner, directly or indirectly:

(a)                                  (i) commence or initiate, or induce or attempt to induce any person or “group” (as defined in and within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and whether or not required to file a Schedule 13D containing the information contemplated by Rule 13d-1 under the Exchange Act) (a “13D Group”) to commence or initiate, any tender or exchange offer for any securities of the Company, or (ii) take, or induce or attempt to induce any person or 13D Group to take, any other action that is intended to result in, or would be reasonably expected to result in, a change of control of the Company;

(b)                                 (i) submit, encourage any person or 13D Group to submit, advise or assist any person or 13D Group with respect to the submission of, or otherwise participate in, endorse or facilitate any nominations or proposals to the Company or to the holders of any Company voting stock for consideration by the holders of Company voting stock at any annual or special meeting of the Company’s stockholders or in any action to be taken by written consent pursuant to the Company’s charter or bylaws, Rule 14a-3 promulgated under the Exchange Act, the provisions of any documents governing the terms of any such Company voting stock or governing the rights of any holders thereof, or otherwise, (ii) take any action to call or request that the Company call, or encourage any person or 13D Group to call or request that the Company call, advise or assist any person or 13D Group with respect to calling or requesting that the Company call, or otherwise participate in, endorse or facilitate the calling of or any request that the Company call, an annual or special meeting of the Company’s stockholders, (iii) solicit, encourage any person or 13D Group to solicit, advise or assist any person or 13D Group with respect to the solicitation of, or otherwise participate in, endorse or facilitate any solicitation of, proxies or consents with respect to any Company voting stock, including, without limitation, (A) with respect to any matter submitted or to be submitted for the consideration and approval of the Company’s stockholders at any annual or special meeting of the Company’s stockholders or by written consent, including, without limitation, with respect to the election of directors in opposition to the director nominees recommended by the Board or otherwise for purposes of influencing or acquiring control of the Board or management of the Company, and (B) for the purpose of calling a special meeting of the Company’s stockholders, or (iv) advise, influence or seek to advise or influence any person or 13D Group with respect to the voting of any Company voting stock;

(c)                                  (i) join a 13D Group, or otherwise act in concert with any person or 13D Group for the purpose of acquiring, holding, voting or disposing of Company voting stock, or for purposes of circumventing or avoiding any of the terms or provisions of this letter agreement, or advise or assist any person or 13D Group with respect to the Company, (ii) contact, or enter into any discussions or arrangements with, any other person or “group” (as defined in and within the meaning of Section 13(d)(3) of the Exchange Act) who, within ten (10) days thereafter, will be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this letter agreement, or (iii) sell or otherwise transfer any Company securities to any person if, to the knowledge of any of the OPP Parties, the transferee of such securities would thereafter be required to file a Schedule 13D containing the information required by Rule 13d-1 under the Exchange Act, or an amendment thereto;

(d)                                 engage in or offer, agree or propose to engage in, encourage any person or 13D Group to engage in or offer, agree or propose to engage in, advise or assist any person or 13D Group with respect to engaging in or offering or proposing to engage in, or otherwise directly or indirectly participate in, endorse or facilitate any offer or proposal (including, without limitation, by seeking or otherwise soliciting interest, providing or arranging for financing, providing for or arranging the sale of Company voting stock, making any offer or proposal to the Board or management of the Company (or any of them), formulating a plan or proposal, or making any public statement or announcement, offer, proposal or filing) regarding (i) any form of business combination transaction involving the Company, including, without limitation, a merger, consolidation, acquisition of Company voting stock by tender or exchange offer or otherwise, acquisition of assets or otherwise, (ii) any liquidation, dissolution or winding up of the Company, or (iii) any recapitalization, restructuring, reorganization or other similar transaction involving the Company;

(e)                                  seek or take any action to (i) change the composition of the Board other than in respect of the nomination and election of Clifford Press to the Board at the Next Annual Meeting as contemplated by and pursuant to Section 1 of this letter agreement, (ii) remove any directors from the Board, or (iii) increase the size of the Board, other than in connection with the nomination and election of Clifford Press to the Board at the Next Annual Meeting as contemplated by and pursuant to Section 1 of this letter agreement or (iv) fill any vacancies on the Board, except in any manner permitted by this letter agreement;

(f)                                    (i) seek to become involved in the business, management or operations of the Company, (ii) except for an amendment to the Most Recent 13D for the purpose of describing this letter agreement and any related matters, publicly disclose any intent, purpose, plan or proposal with respect to the Company, the Board, Company management or the policies or affairs of the Company, or (iii) make any public disclosure or take any action (including making any non-public communication to the Company) that could require the Company to make any public disclosure relating to any such intent, purpose, plan or proposal;

(g)                                 initiate or facilitate any action intended to cause cumulative voting to be in effect in an election of directors of the Company;

(h)                                 request or otherwise seek a waiver of any provision of this letter agreement; or

(i)                                     assist, advise, encourage, facilitate or enter into any agreement, arrangement or other understanding to assist or advise, any person or 13D Group in taking any of the actions described in paragraphs (a) through (h) of this Section 4.

Notwithstanding the foregoing, none of the restrictions set forth in paragraphs (a) through (i) of this Section 4 shall be deemed to (i) restrict the authority or right of Clifford Press to take any action (A) in his capacity as a member of the Board of the Company or (B) that he in good faith believes, after consultation with his outside legal counsel and the Company’s outside legal counsel, he is required to take in order to fulfill his fiduciary duties to the Company and its stockholders under applicable law, or (ii) prevent or otherwise restrict the OPP Parties from (A) subject to the applicable provisions of the Company’s bylaws and applicable law, nominating one or more persons for election as a director(s) at any annual meeting of Company stockholders called by the Board and proposed to be held after the Next Annual Meeting (each, a “Subsequent Annual Meeting”) if any advance notice deadline for submitting a nominee (whether under the Company’s bylaws or applicable law) will occur prior to the expiration of the Standstill Period, and (B) soliciting proxies or consents with respect to Company voting stock (including taking actions in support or furtherance of any such solicitation including to cause cumulative voting to be in effect) (i) in favor of or in opposition to the election of any persons so nominated for election to the Board at any annual meeting of Company stockholders called by the Board and proposed to be held after the Next Annual Meeting or (ii) in regard to any other matter that may be brought before the Company’s stockholders by the Company or any other stockholder at a Subsequent Annual Meeting.

5.                                       Voting Agreement.

(a)                                  During the Standstill Period, on all matters that are presented to the stockholders of the Company for approval (whether by the Board or any third party, and whether at an annual or special meeting of Company stockholders or pursuant to a proposed action by written consent), the OPP Parties shall cause to be voted all shares of the Company voting stock beneficially owned by the OPP Parties (or any of them) as of the applicable record date for the determination of stockholders entitled to vote on any such matters in accordance with the recommendations of the Board, provided the provisions of this Section 5 shall not be binding on the OPP Parties unless Clifford Press has approved and joined in such recommendation in his capacity as a director of the Company.

(b)                                 None of the OPP Parties shall enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this letter agreement.

6.                                       Public Disclosure.  Each of the parties hereto agrees that he or it shall not issue a press release or otherwise make any public statement or disclosure regarding the nomination or election of Clifford Press to the Board and/or any committee thereof, this letter agreement or the subject matter hereof without the prior consent of the other party hereto; provided, however, that notwithstanding the foregoing, (i) the Company may issue a press release and file a Current Report on Form 8-K to announce and report this letter agreement and the subject matter hereof, provided that the Company affords the OPP Parties an opportunity to review and provide comments on any such press release or Current Report prior to the issuance or filing thereof, and considers in good faith any comments of the OPP Parties thereto, and (ii) the OPP Parties may issue a press release and file an amendment to the Most Recent 13D to report this letter agreement and the subject matter hereof (and any related matters), provided that the OPP Parties afford the Company an opportunity to review and provide comments on any such press release or amendment to the Most Recent 13D prior to the issuance or filing thereof, and considers in good faith any comments of the Company thereto. The parties hereto agree that none of the OPP Parties shall issue such press release or file such amendment to the Most Recent 13D prior to the time at which the Company issues its press release and files its Current Report on Form 8-K to disclose and report this letter agreement and the subject matter hereof.

7.                                       Entire Agreement.  This letter agreement contains the entire agreement between and among the parties concerning the subject matter of this letter agreement and supersedes all prior agreements and understandings with respect to such subject matter.

8.                                       Governing Law.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

9.                                       Jurisdiction and Venue.  Any legal action or other legal proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement may be brought or otherwise commenced in any state court located in Santa Clara County in the State of California.  Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of any state court located in Santa Clara County in the State of California (and each state appellate court located in the State of California in connection with any such legal proceeding, including to enforce any settlement, order or award), (ii) agrees that any state court located in Santa Clara County in the State of California shall be deemed to be a convenient forum, and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state court located in Santa Clara County in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this letter agreement or the subject matter hereof or thereof may not be enforced in or by such court.  Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 9 by the state courts located in Santa Clara County in the State of California.

10.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.                                 SPECIFIC PERFORMANCE.  THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS LETTER AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC INTENT OR WERE OTHERWISE BREACHED.  IT IS ACCORDINGLY AGREED THAT THE PARTIES HERETO SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS LETTER AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, IN ADDITION TO ANY OTHER REMEDY TO WHICH SUCH PARTIES MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY HERETO SUED FOR BREACH OF THIS LETTER AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

12.                                 Attorneys’ Fees.  In any action at law or suit in equity in relation to this letter agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

13.                                 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to a party under this letter agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

14.                                 Assignment.  This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.  This letter agreement may not be assigned by the Company without the consent or other approval of the OPP Parties.  This letter agreement may not be assigned by the OPP Parties (or any of them) without the prior written consent of the Company.

15.                                 Amendment.  Except as expressly provided herein, neither this letter agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

16.                                 Termination.  This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of a change of control of the Company, which shall be deemed to include, among other things, (i) any transaction or series of related transactions pursuant to which the stockholders of the Company prior to such transaction or series of transactions hold less than a majority of the voting power of the Company or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of the Company, and (ii) any transaction or series of related transactions pursuant to which the members of the Board prior to such transaction or series of transactions constitute less than a majority of the members of the Board or the board of directors of any successor in interest thereto.

17.                                 Notices.  All notices and other communications pursuant to this letter agreement shall be in writing and shall be delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:	Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054
Attention: General Counsel
Telephone: (408) 764-4180
Facsimile: (408) 764-4928

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Larry W. Sonsini and David Berger
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

If to the OPP Parties:	Oliver Press Partners, LLC
152 West 57th Street
New York, New York 10019
Attention: Gus Oliver and Clifford Press
Telephone: (212) 277-5600
Facsimile: (212) 974-1860

With a copy to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Allen B. Levithan and Jeffrey M. Shapiro
Telephone: (973) 597 2500
Facsimile: (973) 597 2400

Each such notice or other communication shall for all purposes of this letter agreement be treated as effective or having been given:  (i) if delivered personally, when delivered, (ii) if sent by facsimile, upon confirmation of facsimile transfer, (iii) if sent by nationally-recognized overnight courier, on the first business day after the business day on which the same has been deposited with such overnight courier, or (iv) if sent by registered or certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

18.                                 Further Assurances.  The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this letter agreement and the consummation of the transactions contemplated hereby.  Neither the Company nor any of the OPP Parties shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this letter agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

19.                                 Facsimile; Counterparts.  This letter agreement may be executed by facsimile and in two or more counterparts, each of which may be executed by fewer than all of the parties hereto, each of which shall be fully enforceable against each of the other parties hereto actually executing such counterparts, and all of which together shall constitute one and the same instrument, enforceable against all of the parties hereto.

20.                                 Severability.  In the event that any term or provision of this letter agreement shall become, or is declared by a court of competent jurisdiction to be, illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said term or provision as close as possible to the intent of the parties hereto.

21.                                 Headings.  The article and section headings set forth in this letter agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this letter agreement or any provision hereof.

22.                                 Full Knowledge; Independent Advice.  This letter agreement is entered into with full knowledge of any and all legal rights that the Company and the OPP Parties may have under applicable law.  Each party hereto acknowledges that it has been represented by competent counsel in connection with the negotiation and preparation of this letter agreement, and that it participated in the drafting of this letter agreement, and therefore hereby agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this letter agreement.

23.                                 No Duress.  The Company and the OPP Parties hereby acknowledge and agree that they have entered into this letter agreement without duress, in good faith and for sufficient consideration, and that it is fair, just and reasonable to all signatories hereto and their respective affiliates.

24.                                 Authority.  Each of the Company and the OPP Parties hereby represents and warrants to the other parties that:

(a)                                  it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, partnership or limited liability company action, as the case may be and in the case of the Company, that the Board has authorized and approved this letter agreement; and

(b)                                 this letter agreement has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

[Remainder of Page Intentionally Left Blank]

If the foregoing is acceptable, kindly sign and return a duplicate copy of this letter agreement to the undersigned.

Very truly yours,

COHERENT, INC.

By:	/s/ John R. Ambroseo
Name: John R. Ambroseo, PhD
Title: Chief Executive Officer and President

Agreed to by:

OLIVER PRESS PARTNERS, LLC

By:	/s/ Augustus K. Oliver
Name: Augustus K. Oliver
Title: Managing Member

OLIVER PRESS INVESTORS, LLC

By:	/s/ Clifford Press
Name: Clifford Press
Title: Managing Member

AUGUSTUS K. OLIVER

/s/ Augustus K. Oliver

CLIFFORD PRESS

/s/ Clifford Press